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Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
206.521.7392

TARGETED GENETICS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

-- Conference Call Today at 10:30 a.m. ET --

Seattle, WA - October 31, 2007 - Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the third quarter of 2007.

For the third quarter of 2007, the Company reported a net loss of $3.0 million, or $0.15 per common share, compared to a net loss of $3.2 million, or $0.32 per common share, for the third quarter of 2006. For the nine months ended September 30, 2007, the Company reported a net loss of $11.1 million, or $0.72 per common share, compared to a net loss of $34.8 million, or $3.64 per common share for same period in 2006. Per share results for 2007 reflect the issuance of 2.2 million shares in January 2007 and 6.7 million shares in June 2007.

Revenue for the third quarter of 2007 was $2.4 million, compared to $2.0 million for the same quarter in the prior year and was $7.1 million for the nine months ended September 30, 2007 compared to $5.9 million for the same period in 2006. The increase was due to increased research and development activities under the Company’s NIAID-funded subcontract to develop adeno-associated viral (AAV)-based HIV/AIDS vaccines and licensing revenue from a milestone payment received during the third quarter.

Research and development expenses for the third quarter of 2007 increased to $3.9 million, from $3.1 million in the third quarter of 2006 and increased to $12.8 million for the nine months ended September 30, 2007, from $10.5 million for the same period in 2006. The increase was due to higher development costs associated with the NIAID-funded subcontract to develop AAV-based HIV/AIDS vaccines, higher clinical costs to support increased enrollment in the Company’s phase I/II clinical study of tgAAC94 in inflammatory arthritis and increased research and development activities and costs to support the initiation of a Phase I clinical trial under its congestive heart failure collaboration with Celladon.

General and administrative expenses were consistent at $1.7 million for both the third quarter of 2007 and 2006 and $4.8 million and $4.7 million for the nine months ended September 30, 2007 and 2006, respectively.

Cash and cash equivalents were $20.5 million at September 30, 2007, as compared to $6.2 million at December 31, 2006. The Company believes that these cash balances, combined with anticipated funding from its product development collaborations and contracts, will be sufficient to fund our currently forecast operations for at least a year.

Third Quarter 2007 Highlights

▪
On September 17, 2007, the Recombinant DNA Advisory Committee of the National Institutes of Health (RAC) conducted a public hearing to review the death of a patient participating in the Company's Phase I/II trial of tgAAC94 for inflammatory arthritis. Evidence presented at the hearing suggested that disseminated histoplasmosis, an invasive fungal infection, was the cause of the subject’s death. The medications the subject was on are known to be a risk factor for histoplasma infection. Evidence that prior to the second dose the subject already had fungal infection was also reported at the meeting. Additionally, initial molecular tests showed there was no amplification of vector and only trace amounts of vector DNA in tissues outside the joint. Consequently, we believe these data suggest it is unlikely that our experimental inflammatory arthritis candidate contributed to the conditions that caused the death. The company continues to work with the FDA, the RAC, and other involved parties to complete the investigation and plans to provide an update on the status of this trial prior to year end.

▪
The Company presented interim data from a Phase II trial evaluating tgAAC09 as an HIV vaccine candidate. Study results demonstrated that the vaccine candidate was safe and well tolerated. Modest immune responses were detected in some recipients who received higher doses of tgAAC09.

▪
The Company received a milestone payment from Amsterdam Molecular Therapeutics B.V. upon initiation of a pre-registration clinical trial in Canada for AMT-011, an AAV1-based therapy for LPL deficiency.

▪	The Company received issuances of additional patents related to the Company's leading AAV technology platform which expands the potential applications of AAV-based gene delivery.

Conference Call and Webcast Information
The Company will host a conference call reviewing financial results and its product development portfolio, including an update on the tgAAC94 inflammatory arthritis program and other clinical and business developments, today beginning at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time. You may access the live webcast via the “Events” section found on the homepage of the Company's website at www.targetedgenetics.com or via telephone at 800-257-3401 (domestic) or 303-262-2143 (international).

Replay Access
Webcast replay will be available for approximately 30 days at www.targetedgenetics.com; telephone replay will be available following today’s call at approximately 12:30 p.m. ET through 11:59 p.m. ET, Friday, November 30, 2007, by calling 800-405-2236 (domestic) or 303-590-3000 (international); passcode 11100333#.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company's liquidity and financial resources, its ability to fund ongoing and future operations, its business strategy and product development, including statements regarding the data collected in the tgAAC94 program, the cause of the serious adverse event and the impact, if any, on the timing, continuance or results of this trial, establishment or determination of efficacy endpoints from the data collected in the trial, the timely and complete accrual of patients in the trial and our ability to commercialize tgAAC94 and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, payments anticipated by the Company under product development collaborations and contracts, the Company's actual expenses, the Company's ability to raise capital when needed, the timing, nature and results of the Company's clinical trials, potential development of alternative technologies or more effective products by competitors, the Company's ability to obtain and maintain regulatory or institutional approvals, the Company's ability to maintain its listing on the NASDAQ Capital Market and the Company's ability to obtain, maintain and protect its intellectual property, as well as other risk factors described in "Item 1A. Risk Factors" in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC. The Company anticipates updating the risk factors in its quarterly report on Form 10-Q for the quarter ended September 30, 2007, to be filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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TARGETED GENETICS CORPORATION
(in thousands, except per share information)

	Quarter ended		Year-to-date ended
	September 30,		September 30,
Statement of Operations Information:	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Collaborative agreements	$1,943	$2,012	$6,612	$5,856
Licensing revenue	500	-	500	-
Total revenue	2,443	2,012	7,112	5,856

Operating expenses:
Research & development	3,874	3,123	12,840	10,483
General & administrative	1,694	1,687	4,821	4,736
Restructure charges	183	413	809	1,818
Goodwill impairment charge		-		23,723
Total expenses	5,751	5,223	18,470	40,760
Loss from operations	(3,308)	(3,211)	(11,358)	(34,904)

Investment income	277	147	305	468
Interest expense	-	(126)	(1)	(362)
Net loss	$(3,031)	$(3,190)	$(11,054)	$(34,798)

Net loss per common share	$(0.15)	$(0.32)	$(0.72)	$(3.64)

Shares used in computation of net loss per common share	19,814	9,894	15,388	9,548

TARGETED GENETICS CORPORATION
(in thousands)

	September 30,	December 31,
Balance Sheet Information:	2007	2006
	(unaudited)

Cash and cash equivalents	$20,531	$6,206
Other current assets	1,865	2,029
Property and equipment, net	986	1,100
Other assets	8,126	8,132
Total assets	$31,508	$17,467

Current liabilities	$5,125	$5,188
Long-term obligations and other liabilities	5,515	6,912
Shareholders' equity	20,868	5,367
Total liabilities and shareholders' equity	$31,508	$17,467